EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 31st day of January, 2012, by and between BCM Energy Partners, Inc., a Delaware Corporation (the “Company”), and David M. Beach (“Employee”).

RECITALS:

WHEREAS, Employee has the professional and personal skills to serve the Company as its President, Chief Financial Officer and Chief Executive Officer and can be instrumental in helping it to achieve its objectives to the mutual benefit of the Company and Employee;

WHEREAS, the Company and Employee agree that this Agreement will serve to replace a certain Employment agreement dated January 1, 2011 between the Company and Employee.

WHEREAS, Employee has been offered a position with the Company conditioned upon Employee entering into confidentiality, covenants, Employee understands employment with the Company will not commence until after Employee enters into this Agreement, and Employee acknowledges receipt of this Agreement prior to or contemporaneous with the Company’s conditional offer of employment;

WHEREAS, during the course of employment with the Company, the Company will convey to Employee unique and valuable confidential and proprietary information and trade secrets regarding the Company, and Employee understands that the unauthorized use or disclosure of that information would be extremely harmful to the Company and that Employee’s employment with the Company is expressly conditioned on Employee’s agreement not to disclose or use that information;

WHEREAS, Employee acknowledges (i) that fulfillment of the promises contained in this Agreement, including, without limitation, the promises not to disclose Confidential Information, are necessary to protect the Company’s Confidential Information, as such term is defined below, and, consequently, to preserve the value and goodwill of the Company, and (ii) that the time, geographic and scope limitations of such provisions are reasonable, especially in light of the Company’s desire to protect its Confidential Information; and

WHEREAS, Employee understands that the unauthorized use or disclosure of that information would be extremely harmful to the Company and that Employee’s employment with the Company is expressly conditioned upon Employee’s agreement not to disclose or use that information.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and obligations of this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

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1.	Employment. Subject to all of the terms and conditions of this Agreement, the Company agrees to employ Employee, and Employee agrees to accept employment with the Company. It is understood that Employee will be subject to the policies and terms (as they may be amended from time to time by the Company) as adopted by the Company’s Board of Managers (the “Board”) and other policies in effect for salaried employees of the Company, except as otherwise specifically provided in this Agreement

2.	Duties. The services of Employee shall be exclusive to the Company, except as otherwise agreed to in writing by the Company. Employee shall function in the capacity of its President, Chief Financial Officer and Chief Executive Officer, and shall exert Employee’s energy and a majority of his working time to fulfilling Employee’s duties, and shall promptly and faithfully perform all these duties which pertain to that employment. Employee shall assume primary responsibility for the job titles, reporting responsibilities, and duties which are assigned and may be changed from time to time, by the Board. Employee will perform Employee’s obligations in a competent and professional manner consistent with the expectations of the Board. Notwithstanding the above obligations, Employee may serve on outside boards of directors or committees if the outside activities are first disclosed to and approved in writing by the Board in its sole discretion. Without limiting the foregoing, such approval will not be granted if the outside activities are deemed by the Board to conflict in any way with the provisions of this Agreement, to impair Employee’s ability to perform Employee’s duties under this Agreement, or to otherwise conflict in any way with business interests of the Company.

3.	Term of Employment. This term of this agreement will be for a period of thirty-six (36) months with automatic extensions subject to board review.

4.	Compensation, Reimbursements and Benefits. As compensation for all of Employee’s services under this Agreement, the Company agrees to provide Employee the following compensation, reimbursements and benefits:

a.	Base Salary. The Company will pay Employee a base salary (the “Base Salary”), payable in accordance with the Company’s standard payroll practices. The initial Base Salary shall, when annualized, be in the gross amount of two hundred forty thousand ($240,000), less any applicable withholdings required by law.

b.	Bonus payments. In the event that the Employee is instrumental in the structuring, execution or closing of an acquisition by the company, whether as a purchase or merger, the Employee will be entitled to receive a bonus payment depending on the profitability of the acquisition.

c.	Notes. In the event that the Company cannot pay the Employee the base salary described in this agreement in accordance with its standard payroll practices, than this salary due shall immediately become a note payable by the company to the Employee accruing at 5.00% interest per annum.

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d.	Company Stock Option Program. Employee shall be granted or otherwise eligible to earn common equity in the Company’s employee stock option pool, subject to conveyance and/or restrictive documents to be provided by the Company to Employee.

e.	Expenses. The Company will reimburse Employee for any and all ordinary, necessary and reasonable business expenses that Employee incurs in connection with the performance of Employee’s duties under this Agreement, including entertainment, telephone, travel, and miscellaneous expenses. Employee must obtain proper approval for such expenses pursuant to the Company’s policies and procedures, and Employee must provide the Company with documentation for such expenses in a form sufficient to sustain the Company’s deduction for such expenses under the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

f.	Vacation. Employee will be eligible to receive two (2) weeks vacation, with pay, in accordance with the Company’s policies and as may be available from time to time to similarly situated employees.

g.	Health, Disability and Life Insurance, and Other Employee Benefit Plans. The Company will provide Employee with the same health, disability, and life insurance coverage provided generally to other similarly situated full-time salaried employees of the Company, and with other employee benefit plans which are presently existing or which may be established in the future by the Company for its salaried officers, subject to the terms and conditions of the applicable benefit plans.

h.	Withholding; Taxes. The Company may withhold from any compensation, reimbursements and benefits payable to Employee all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling, as well as other standard withholdings and deductions. Employee recognizes that all of the payments and some of the benefits which Employee receives under this Agreement will constitute compensation and will be fully taxable to Employee. Employee agrees to properly report such payments and benefits on Employee’s applicable income tax returns and to pay all appropriate taxes.

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5.	Confidential Information. Employee agrees to protect the confidentiality of the Company’s Confidential Information, without prejudice to all other duties which Employee owes to the Company. As used in this Agreement, “Confidential Information” shall mean information relating to the business, products, and affairs of the Company, its affiliates and its customers which the Company treats as confidential, including, without limitation, information about or relating to the following: (i) the financial condition, affairs and business opportunities of the Company; (ii) the Company’s business development activities and plans for its existing and prospective lines of business, products, and services; (iii) the identity of and nature and terms of the Company’s business relations with sellers, investors, operators, vendors, partners, equity holders, lenders, independent contractors, and employees; (iv) the identity of and plans for the development of new properties; (v) the business and pricing policies and practices of the Company; (vi) the Company’s designs, computer software and databases, systems, methods, programming materials, processes, new and developing products, services, and promotion campaigning concepts; or (vii) any other confidential or secret information concerning the business and affairs of the Company or any of its affiliates. Confidential Information shall not include information or property which is (i) now in the public domain or later publicly available through no fault of Employee; (ii) known to Employee prior to Employee’s receipt of the same from or through the Company; or (iii) rightfully obtained by Employee from sources other than the Company. Employee agrees to keep secret all Confidential Information given, seen, or heard of in connection with the business of the Company and its customers, and further agrees:

a.	Upon termination of employment with the Company, for any reason, to immediately deliver up to the Company or its authorized representative all Confidential Information and physical property of the Company in Employee’s possession, including, but not limited to, all papers, records, reports, software programs, computer hardware, media materials, customer lists, customer account records, training and operations material and memoranda, personnel records, code books, pricing information, financial information concerning or relating to the business, accounts, customers, suppliers, employees, and affairs of the Company, together with any similar material whether or not of a secret or confidential nature, and ALL copies of any of the foregoing which are in any way related to the Company’s business and which Employee has in his possession or which are subject to Employee’s control.

6.	Remedies. Employee agrees and understands that any breach of the covenants set forth in this Agreement will cause the Company irreparable harm for which there is no adequate remedy at law. Thus, without limiting whatever other rights and remedies the Company may have under this paragraph, Employee consents to the issuance of an injunction in favor of the Company enjoining the breach of any of the aforesaid covenants or agreements by any court of competent jurisdiction.

7.	Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and, except as otherwise stated, supersedes any and all oral or written prior agreements and understandings with respect to such subject matter; the parties have made no agreements, representations, or warranties relating to the subject matter of this Agreement which are not set forth herein.

8.	Modification. This Agreement may not be altered, modified or amended except by an instrument in writing signed by each of the parties hereto.

9.	Governing Law. The laws of the State of Louisiana shall govern the validity, construction and performance of this Agreement, to the extent not pre-empted by federal law. Any legal proceeding related to this Agreement shall be brought in an appropriate Texas court, and each of the parties hereto hereby consents to the exclusive jurisdiction of the courts of the State of Texas for this purpose.

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10.	Notices. All notices and other communications required or permitted under this Agreement shall be in writing, and provided to the other party either in person, by fax, by email, or by certified mail. Notices to the Company must be provided or sent to its Board at the stated address of record; notices to Employee must be provided or sent to Employee in person or at Employee’s address of record.

If to the employee:	David M. Beach
11 East 88th Street, Apt 6bc
New York, NY 10128

11.	Survival. Notwithstanding the termination of Employee’s employment with the Company, the covenants set forth in this Agreement including any terms of this Agreement which specifically relate to periods, activities, obligations, rights or remedies of the parties upon or subsequent to such termination shall survive such termination and shall govern all rights, disputes, claims or causes of action arising out of or in any way related to this Agreement.

12.	Assignment. Employee may not assign his rights or delegate his duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding on the Company’s successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BCM ENERGY PARTNERS, INC.

Signed:

By: R. Gerald Bailey

Its: Chairman of the Board of Directors

DAVID M. BEACH

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